Exhibit 4.1

ELASTICSEARCH GLOBAL B.V.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made and entered into as of July 19, 2016, by and among Elasticsearch Global B.V., a Dutch private company with limited liability (the “Company”), Steven Schuurman (on behalf of CMXI B.V. and IXII B.V.), Shay-Shalom Banon (on behalf of Northface C.V.), Uri Bones, Simon Willnauer (on behalf of Flonkings Search GmbH), Roderick Albert Johnson and Nicholas C. White (on behalf of The White Family Trust, dated July 12, 2016) (collectively, the “Founders”), the holders of outstanding Convertible Preference Shares A, Convertible Preference Shares B and Convertible Preference Shares C of the Company listed on Schedule 1 hereto (collectively, the “Existing Preferred Holders”) and the subscribers of Convertible Preference Shares D of the Company listed on Schedule 2 hereto (the “New Investors” and, together with the Existing Preferred Holders, the “Investors”).

RECITALS

The Company, the Founders and the Existing Preferred Holders are parties to an Amended and Restated Investors’ Rights Agreement dated as of May 22, 2014 (the “Prior Agreement”).

The Company and the New Investors have entered into a Convertible Preference Shares D Subscription Agreement (the “Subscription Agreement”) dated as of July 19, 2016, pursuant to which the Company desires to issue to the New Investors and the New Investors desire to subscribe for the Company’s Convertible Preference Shares D (the “Series D Preferred Stock”). A condition to the New Investors’ obligations under the Subscription Agreement is that the Company, the Founders, the Existing Preferred Holders and the New Investors enter into this Agreement in order to provide the Investors (i) certain rights to register shares of the Company’s ordinary shares issuable upon conversion of the Company’s convertible preference shares held by the Investors, (ii) certain rights to receive or inspect information pertaining to the Company, and (iii) a right of first offer with respect to certain issuances by the Company of its securities. The Company, the Founders and the Existing Preferred Holders desire to induce the New Investors to subscribe for shares of Series D Preferred Stock pursuant to the Subscription Agreement by agreeing to the terms and conditions set forth below.

The Company, the Founders and the Existing Preferred Holders desire to amend and restate the Prior Agreement in its entirety as set forth below.

AGREEMENT

The parties agree as follows:

A. Amendment of Prior Agreement; Waiver of Right of First Offer.

Pursuant to Section 4.3 of the Prior Agreement, effective and contingent upon execution of this Agreement by the Company, the undersigned Existing Preferred Holders and Founders, the Prior Agreement is hereby amended and restated in its entirety to read as set forth in this Agreement, and the Company, the Founders, the Existing Preferred Holders and the New Investors shall be bound by the provisions hereof as the sole agreement of the Company, the Founders, the Existing Preferred Holders and the New Investors with respect to the subject matter hereof. The Existing Preferred Holders that are Major Investors (as that term is defined in the Prior Agreement) hereby waive the right of first offer, including the notice requirements, set forth in Section 2.3 of the Prior Agreement with respect to the issuance of Series D Preferred Stock.

1. Registration Rights.

1.1 Definitions. For purposes of this Agreement:

(a) The term “Common Stock” means the Ordinary Shares of the Company.

(b) The term “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time (and any successor thereto) and the rules and regulations promulgated thereunder.

(c) The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company’s subsequent public filings under the Exchange Act.

(d) The term “Founders’ Stock” means the shares of Common Stock issued to the Founders.

(e) The term “Future Fund Investor” means The Northern Trust Company, in its capacity as custodian for Future Fund Investment Company No. 5 Pty Ltd.

(f) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 of this Agreement.

(g) The term “Index Affiliate” shall mean any of Hexavest Sàrl, Index Ventures VI (Jersey), L.P., Index Ventures IV (Jersey), L.P., Index Ventures IV Parallel Entrepreneur Fund (Jersey) L.P., Index Ventures VI Parallel Entrepreneur Fund (Jersey) L.P., Index Venture Associates VI Limited or Yucca (Jersey) SLP (each, an “Index Entity”) and with respect to Index Entity, any other entity which, directly or indirectly, controls, is controlled by, or is under common control with such Index Entity, including, without limitation, any general partner, officer, director or manager of such Index Entity and any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, is under common investment management with, shares the same management or advisory company with or is otherwise affiliated with such Index Entity, or is a fund invested in such Index Entity.

(h) The term “Qualified IPO” means a public offering by the Company of shares of its Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended, which results in aggregate cash proceeds to the Company of not less than $30,000,000 (net of underwriting discounts and commissions), in connection with which all the then-outstanding shares of Preferred Stock are converted into shares of Common Stock pursuant to the Company’s amended articles of association as such articles of association may be amended from time to time (the “Amended Articles”).

(i) The term “Preferred Stock” means the Convertible Preference Shares A, the Convertible Preference Shares B, the Convertible Preference Shares C and the Convertible Preference Shares D of the Company.

(j) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(k) The term “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Preferred Stock, other than shares for which registration rights have terminated pursuant to Section 1.15 hereof, (ii) the shares of Founders’ Stock, provided, however, that for the purposes of Section 1.2, 1.4 and 1.13 the Founders’ Stock shall not be deemed Registrable Securities and the Founders shall not be deemed Holders, and (iii) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i) and (ii); provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which such person’s rights under this Agreement are not assigned. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as (A) they have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) they have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, if any, are removed upon the consummation of such sale, and (C) if the Holder thereof has received the securities pursuant to a transfer, such Holder is entitled to exercise any right provided in Section 1 in accordance with Section 1.12 below.

(l) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

(m) The term “SEC” means the U.S. Securities and Exchange Commission.

(n) The term “Securities Act” means the U.S. Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

1.2 Request for Registration.

(a) If the Company shall receive at any time after the earlier of (i) the 5th anniversary of the date of this Agreement, or (ii) six months after the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale or issuance of securities to employees of the Company pursuant to a stock option, stock subscription or similar plan or an SEC Rule 145 transaction), a written request from the Holders of at least 50% of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of at least such number of the Registrable Securities having an anticipated aggregate offering price, net of underwriting discounts and commissions, of at least $30,000,000, then the Company shall, within 10 days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b), use its best efforts to file as soon as practicable, and in any event within 90 days of the receipt of such request, a registration statement under the Securities Act covering all Registrable Securities which the Holders request to be registered within 20 days of the mailing of such notice by the Company.

(b) If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by at least eighty-five percent (85%) in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein.

All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all participating Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the President of the Company stating that in the good faith judgment of the Managing Board of the Company, it would be seriously detrimental to the Company and its holders of capital stock for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i) after the Company has effected two (2) registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

(ii) during the period starting with the date 90 days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 90 days after the effective date of, a registration subject to Section 1.3 unless such offering is the initial public offering of the Company’s securities, in which case, ending on a date 180 days after the effective date of such registration subject to Section 1.3; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4.

1.3 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for holders of capital stock other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within 20 days after mailing of such notice by the Company in accordance with Section 4.5, the Company shall, subject to the cut back provisions of Section 1.8 cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

1.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of at least a majority of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $10,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Managing Board of the Company, it would be seriously detrimental to the Company and its holders of capital stock for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any 12-month period; (iv) if the Company has, within the 12-month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 1.4; (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (vi) during the period beginning on the effective date of, and ending 180 days after the effective date of a registration statement subject to Section 1.3.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 120 days, or until the distribution described in such registration statement is completed, if earlier.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to 120 days, or until the distribution described in such registration statement is completed, if earlier.

(c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and, at the request of any such Holder, the Company will, as soon as reasonably practicable, file and furnish to all such Holders a supplement or amendment to such prospectus (to the extent prepared by or on behalf of the Company) so that, as thereafter delivered to the purchasers and/or subscribers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i) Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.

1.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.4(b), whichever is applicable.

1.7 Expenses of Registration.

(a) Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements, not to exceed $30,000, of one counsel for the selling Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2 ; provided further, however, that if at the time of such withdrawal, the Holders (i) have learned of a material adverse change in the condition, business, or prospects of the Company that was not known to the Holders at the time of their request and (ii) have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall not forfeit their rights pursuant to Section 1.2.

(b) Company Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.12), including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements, not to exceed $30,000, of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company.

(c) Registration on Form S-3. All expenses other than underwriting discounts and commissions incurred in connection with a registration requested pursuant to Section 1.4, including (without limitation) all registration, filing, qualification, printers’ and accounting fees and the reasonable fees and disbursements, not to exceed $30,000, of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, and counsel for the Company, shall be borne by the Company.

1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by holders of capital stock to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the Holders according to the total amount of Registrable Securities entitled to be included therein owned by each Holder or in such other proportions as shall mutually be agreed to by such selling Holders; provided that in no event shall any securities other than those being sold by the Company be included in such offering in the event any Registrable Securities are excluded) but in no event shall (a) the amount of securities of the selling Holders included in the offering be reduced below 25% of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case, the selling security holders may be excluded if the underwriters make the determination described above and no other holder’s securities are included or (b) any securities held by a Founder be included if any securities held by any selling Holder that is not also a Founder are excluded. For purposes of the preceding parenthetical concerning apportionment, for any selling security holder which is a holder of Registrable Securities and which is a venture capital fund, partnership or corporation, the Affiliates, affiliated venture capital funds, partners, members, retired members, retired partners and holders of capital stock of such holder, or the estates and family members of any such partners, members, retired members and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling security holder,” and any pro-rata reduction with respect to such “selling security holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling security holder,” as defined in this sentence.

1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers, directors and security holders of each Holder, legal counsel and accountants for each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, any issuer information (as defined in Rule 433 of the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any other document incident to such registration prepared by or on behalf of the Company or used or referred to by the Company, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its managing directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided that in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 1.10 to the extent of such prejudice, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided that in no event shall any contribution by a Holder under this Subsection 1.10(d), when combined with the amounts paid or payable by such Holder pursuant to Subsection 1.10(b), exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.11 Reports Under the Exchange Act. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after 90 days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after 90 days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee (a) of at least 500,000 shares of Registrable Securities (subject to adjustment for stock splits, stock dividends, reclassifications, and the like), (b) that is a subsidiary, parent, partner, limited partner, retired partner, member, retired member or holder of capital stock of a Holder, (c) that is an Affiliate or affiliated fund or entity of the Holder, which means with respect to a limited partnership, limited liability company or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company (such a fund or entity, an “Affiliated Fund”), (d) who is a Holder’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (such a relation, a Holder’s “Immediate Family Member”, which term shall include adoptive relationships), or (e) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if the transferee agrees to be bound by this Agreement and immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of (i) a partnership who are partners or retired partners of such partnership or (ii) a limited liability company who are members or retired members of such limited liability company (including Immediate Family Members of such partners or members who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1.

1.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least eighty-five percent (85%) of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2, 1.3 or 1.4 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration.

1.14 Lock-Up Agreement.

(a) Lock-Up Period; Agreement. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing such offering of the Company’s securities, each Holder hereby agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than those included in the registration) held immediately prior to such offering, without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (the “restricted period”; not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering, provided, however, that the foregoing shall not prohibit Future Fund Investor from (i) transferring securities of the Company to a Future Fund Permitted Transferee (as defined below), provided that such transferee agrees in writing to be bound by the terms and conditions of this Agreement, or (ii) disposing of securities in the Company in order to reduce the ownership of the Future Fund Investor to 19.9%, or such lesser percentage as advised in good faith and in writing by the Future Fund Investor that such disposition is required in connection with the Future Fund Board of Guardians’ compliance with applicable law. Notwithstanding the foregoing, if during the last 17 days of the restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs, or prior to the expiration of the restricted period the Company announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, then, upon the request of the managing underwriter, to the extent required by any FINRA rules, the restrictions imposed by this subsection shall continue to apply until the end of the third trading day following the expiration of the 15-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In no event will the restricted period extend beyond 216 days after the effective date of the registration statement. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the Company’s initial public offering that are consistent with this Section 1.14 or that are necessary to give further effect thereto. Any waiver or termination of the restrictions of any or all of such agreements by the

Company or the underwriters shall apply to all Holders subject to such agreements pro rata based on the number of shares subject to such agreements held by such Holders.

(b) Limitations. The obligations described in Section 1.14(a) shall apply only if all officers, managing directors and 1% securityholders of the Company enter into similar agreements, and shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act.

(c) Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 1.14(a)).

(d) Transferees Bound. Each Holder agrees that it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.14; provided that this Section 1.14(d) shall not apply to transfers pursuant to a registration statement or transfers after the end of the restricted period.

1.15 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 after the earlier of (a) five years following the consummation of a Qualified IPO, (b) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares during a three-month period without registration, or (c) upon termination of this Agreement, as provided in Section 3.

2. Covenants of the Company.

2.1 Delivery of Financial Statements. Upon the request by a Major Investor (as hereinafter defined), the Company shall deliver to each Major Investor (other than a Major Investor reasonably deemed by the Company to be a competitor of the Company, provided, however, that Major Investors that are venture capital funds shall not be deemed competitors of the Company as a result of their investment in other companies):

(a) as soon as practicable, but in any event within 90 days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders’ equity and detailed capitalization table (including a list of shares, options, warrants, or other securities held by each securityholder, and any vesting terms thereof) as of the end of such year, and a statement of cash flows for such year, such yearend financial reports to be in reasonable detail, prepared in accordance with applicable International Financial Reporting Standards (“IFRS”), and audited and certified, by an independent public accounting firm appointed by the Company’s general meeting of shareholders. In case the general meeting of shareholders does not appoint an independent public accounting firm, the Managing Board is entitled to do so;

(b) as soon as practicable, but in any event within 45 days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited income statement, statement of cash flows for such fiscal quarter and an unaudited balance sheet and a statement of stockholders’ equity and detailed capitalization table (including a list of shares, options, warrants, or other securities held by each securityholder, and any vesting terms thereof) as of the end of such fiscal quarter, all prepared in accordance with IFRS (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with IFRS);

(c) as soon as practicable, but in any event within 45 days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, an updated list of all stockholders of the Company that includes the name of each stockholder and the number and class of shares held by each stockholder, and, as soon as prepared, any other budgets or revised budgets prepared by the Company;

(d) such other information relating to the financial condition, business or corporate affairs of the Company as the Major Investor may from time to time reasonably request, provided, however, that the Company shall not be obligated under this subsection (d) or any other subsection of Section 2.1 to provide information that (i) it deems in good faith to be a trade secret or similar confidential information or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel; and

(e) with respect to any unaudited financial statements called for in this Section 2.1, an instrument executed by the Chief Financial Officer or President of the Company and certifying that such financials were prepared in accordance with IFRS consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by IFRS) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment, provided that the foregoing shall not restrict the right of the Company to change its accounting principles consistent with IFRS, if the Managing Board determines that it is in the best interest of the Company to do so.

If, for any period, the Company has any subsidiary, parent company or other affiliated company whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries, parent companies and other affiliated companies.

Notwithstanding anything else in this Section 2.1 to the contrary, the Company may cease providing the information set forth in this Section 2.1 during the period starting with the date 60 days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 2.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

2.2 Inspection. The Company shall permit each Major Investor (except for a Major Investor reasonably deemed by the Company to be a competitor of the Company, provided, however, that Major Investors that are venture capital funds shall not be deemed competitors of the Company as a result of their investment in other companies), at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information- which it reasonably considers to be privileged or a trade secret or similar confidential information.

2.3 Right of First Offer. Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Major Investor a right of first offer with respect to issuances or future sales by the Company of its Shares (as hereinafter defined). For purposes of this Agreement, the term “Major Investor” means each of the following Investors: Hexavest Sàrl, Benchmark Capital Partners VII, L.P., New Enterprise Associates 14, L.P., NEA Ventures 2014, L.P. and the Future Fund Investor. For purposes of this Section 2.3, the term “Major Investor” includes any general partners, managing members and Affiliates (as defined below) of a person that is otherwise a Major Investor, including Affiliated Funds (as defined below). A Major Investor who chooses to exercise the right of first offer may designate as purchasers under such right itself or its partners, members or Affiliates, including Affiliated Funds, in such proportions as it deems appropriate. Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

(a) The Company shall deliver a notice (the “RFO Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

(b) Within 15 calendar days after delivery of the RFO Notice, the Major Investor may elect to subscribe for or obtain, at the price and on the terms specified in the RFO Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible and/or exercisable securities then held, by such Major Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all outstanding convertible and/or exercisable securities). Such subscription shall be completed at the same closing as that of any third party subscribers or at an additional closing thereunder. The Company shall promptly, in writing, inform each Major Investor that subscribes for all the Shares available to it (each, a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise. During the 10-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible and/or exercisable securities then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible and/or exercisable securities then held, by all Fully Exercising Investors who wish to purchase additional Shares.

(c) The Company may, during the 45-day period following the expiration of the period provided in subsection 2.3(b) hereof, offer the remaining unsubscribed portion of the Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the RFO Notice. If the Company does not enter into a subscription agreement with respect to the Shares for the sale or issuance of the Shares within such period, or if such agreement is not consummated within 45 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d) The right of first offer in this Section 2.3 shall not be applicable to the issuance of:

(i) securities pursuant to stock splits, stock dividends, or similar transactions;

(ii) securities in a Qualified IPO;

(iii) Common Stock (or options therefor) to employees, consultants, officers or managing directors of the Company for the primary purpose of soliciting or retaining their services pursuant to stock option plans or restricted stock plans or agreements approved by the Managing Board of the Company (the “Managing Board”) (including the approval of the Non-Executive Director A, the Non-Executive Director B and the Non-Executive Director C, in each case as defined in the Amended Articles);

(iv) securities in connection with the acquisition by the Company of another company or business or similar transaction, which issuance is approved by the Managing Board (including the approval of the Non-Executive Director A, the Non-Executive Director B and the Non-Executive Director C, in each case as defined in the Amended Articles);

(v) securities to financial institutions, equipment lessors, brokers or similar persons in connection with commercial credit arrangements, equipment financings, commercial property lease transactions, or similar transactions, which issuance is approved by the Managing Board (including the approval of the Non-Executive Director A, the Non-Executive Director B and the Non-Executive Director C, in each case as defined in the Amended Articles);

(vi) securities to an entity as a component of any business relationship with such entity primarily for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Company’s products or services or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, which issuance is approved by the Managing Board (including the approval of the Non-Executive Director A, the Non-Executive Director B and the Non-Executive Director C, in each case as defined in the Amended Articles);

(vii) Common Stock upon conversion of Preferred Stock; or

(viii) securities in any other transaction in which exemption from the right of first offer provisions is approved by the affirmative vote of at least eighty-five percent (85%) of the then-outstanding Registrable Securities held by the Major Investors.

(e) In addition to the foregoing, the right of first offer in this Section 2.3 shall not be applicable with respect to any Major Investor and any subsequent securities issuance, if (i) at the time of such subsequent securities issuance, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Securities Act, and (ii) such subsequent securities issuance is otherwise being offered only to accredited investors.

2.4 Confidentiality. Except with the prior written permission of the Company, each Investor shall keep confidential and shall not disclose, divulge or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 2.4 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 2.4; (iii) to any Affiliate, partner, member, former partners or members who retained an economic interest in such Investor, current or prospective partner or member of the partnership or llc or any subsequent partnership or llc under common investment management, limited partner, general partner, member or management company of such Investor (or any employee or representative of any of the foregoing), stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such person that such information is confidential and directs such person to maintain the confidentiality of such information (each of the foregoing persons, a “Permitted Disclosee”); or (iv) as may otherwise be required by law or the rules of any national securities exchange, association or marketplace, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. Furthermore, nothing contained herein shall prevent any Investor or any Permitted Disclosee from (A) entering into any business, entering into any agreement with a third party, or investing in or engaging in investment discussions with any other company (whether or not competitive with the Company), provided that such Investor or Permitted Disclosee does not, except as permitted in accordance with this Section 2.4, disclose or otherwise make use of any proprietary or confidential information of the Company in connection with such activities, or (B) making any disclosures required by law, rule, regulation or court or other governmental order.

2.5 Employee Agreements. The Company will cause each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement and, to the extent permitted by applicable law, customary non-competition agreements.

2.6 Employee Stock. Unless otherwise approved by the Managing Board (including the approval of the Non-Executive Director A, the Non-Executive Director B and the Non-Executive Director C, in each case as defined in the Amended Articles), all future employees and consultants of the Company who subscribe for, receive options to subscribe for, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, with no provision for acceleration of vesting, and (ii) a market stand-off provision substantially similar to that in Subsection 1.14. In addition, unless otherwise approved by the Managing Board (including the approval of the Non-Executive Director A, the Non-Executive Director B and the Non-Executive Director C, in each case as defined in the Amended Articles), the Company shall retain a “right of first refusal” on employee transfers until the Company’s initial public offering and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.

2.7 Special Board Approval. The Company shall cause each subsidiary of the Company to not do or agree to do any of the actions listed in Article 8.4.3 of the Amended Articles without the approval of the Company’s Managing Board (including the approval of the Non-Executive Director A, the Non-Executive Director B and the Non-Executive Director C, in each case as defined in the Amended Articles). In addition, the Company shall not, and shall cause each subsidiary of the Company to not enter into or agree to any transaction with an officer, director, or affiliate of the Company, or affiliate thereof, without the approval of the Company’s Managing Board (including the approval of at least one of the Non-Executive Director A, the Non-Executive Director B or the Non-Executive Director C, in each case as defined in the Amended Articles).

2.8 D&O Insurance. As of the date hereof, the Company maintains a Directors and Officers liability insurance policy in an amount of at least $1 million and on terms and conditions satisfactory to the Company’s Managing Board (including the Non-Executive Director A, the Non-Executive Director B and the Non-Executive Director C, in each case as defined in the Amended Articles) (the “Board”), and will use commercially reasonable efforts to cause such insurance policy to be maintained until such time as the Board (including the Non-Executive Director A, the Non-Executive Director B and the Non-Executive Director C, in each case as defined in the Amended Articles) determines that such insurance policy should be discontinued.

2.9 FIRPTA. The Company shall provide prompt notice to New Enterprise Associates 14, Limited Partnership (“NEA 14”), NEA Ventures 2014, L.P. (“NEA Ventures” and, together with NEA 14, “NEA”) and the Future Fund Investor following any “determination date” (as defined in Treasury Regulation Section 1.897-2(c)(1)) on which the Company becomes a United States real property holding corporation. In addition, upon a written request by NEA or the Future Fund Investor, the Company shall provide NEA or the Future Fund Investor (as applicable) with a written statement informing NEA or the Future Fund Investor (as applicable) whether NEA’s interest or the Future Fund Investor’s interest (as applicable) in the Company constitutes a United States real property interest. The Company’s determination shall comply with the requirements of Treasury Regulation Section 1.897-2(h)(1) or any successor regulation, and the Company shall provide timely notice to the Internal Revenue Service, in accordance with and to the extent required by Treasury Regulation Section 1.897-2(h)(2) or any successor regulation, that such statement has been made. The Company’s written statement to NEA or the Future Fund Investor (as applicable) shall be delivered to NEA within 10 days of NEA’s or the Future Fund Investor’s (as applicable) written request therefor. The Company’s obligation to furnish such written statement shall continue notwithstanding the fact that a class of the Company’s stock may be regularly traded on an established securities market or the fact that there is no preferred stock then outstanding.

2.10 Termination of Certain Covenants.

(a) Each of the covenants set forth in this Section 2 (other than the covenants set forth in Section 2.4 and Section 2.9) shall terminate as to each Holder and be of no further force or effect (i) immediately prior to the consummation of a Qualified IPO, or (ii) upon termination of this Agreement, as provided in Section 3. The covenants set forth in Section 2.9 shall terminate (1) upon termination of this Agreement as provided in Section 3 or (2) at such time as NEA and its Affiliates no longer own any Registrable Securities.

(b) The covenants set forth in Sections 2.1 and 2.2 shall terminate as to each Holder and be of no further force or effect when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, if this occurs earlier than the events described in Section 2.10(a).

3. Termination of Agreement.

3.1 Termination Events. This Agreement shall terminate and have no further force or effect upon the consummation of a transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Company pursuant to the Amended Articles, in which the consideration received by the Investors is in the form of cash and/or marketable securities.

4. Miscellaneous.

4.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto. Notwithstanding the foregoing, in the event of a conflict between the terms of this Agreement and the Side Letter between the Company, the Future Fund Investor and Future Fund Investment Company No.5 Pty Ltd dated as of the date hereof (the “Future Fund Side Letter”), the terms and conditions of the Future Fund Side Letter will take precedence over the terms and conditions of this Agreement with respect to the Future Fund Investor only.

4.2 The Northern Trust Company Limitation of Liability. The Northern Trust Company enters into and is liable under (a) this Agreement and (b) any other document or agreement which The Northern Trust Company may be required to provide under this Agreement, only in its capacity as custodian for Future Fund Investment Company No.5 Pty Ltd, and to the extent that it is actually indemnified by Future Fund Investment Company No.5 Pty Ltd.

4.3 Successors and Assigns; Third Party Beneficiaries. Except as otherwise provided in this Agreement and to the extent enforceable under applicable law, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, assigns and legal representatives of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors, assigns and legal representatives any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.4 Amendments and Waivers. Any term of this Agreement (other than Sections 2.1, 2.2 and 2.3) may be amended or waived only with the written consent of the Company and the holders of at least eighty-five percent (85%) of the Common Stock issuable or issued upon conversion of the Preferred Stock. Notwithstanding the foregoing:

(a) if such amendment or waiver is with respect to Section 1 and has the effect of affecting the Founders’ Stock (i) in a manner different than securities issued to the Investors and (ii) in a manner materially adverse to the interests of the holders of the Founders’ Stock, then such amendment or waiver shall require the consent of the holder or holders of a majority of the Founders’ Stock held by Founders then providing service to the Company as employees or consultants, provided that the addition of any investors as a party to this Agreement shall not be deemed to be a material or adverse effect;

(b) Sections 2.1, 2.2 and 2.3 of this Agreement may be amended or waived only with the written consent of the Company and Major Investors holding at least eighty-five percent (85%) of the Common Stock issuable or issued upon conversion of the Preferred Stock held by the Major Investors;

(c) the provisions of the final sentence of Section 4.1, Section 4.2 and this Section 4.4(c) may be amended and the observance of the final sentence of Section 4.1, Section 4.2 and this Section 4.4(c) may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Future Fund Investor; and

(d) this Agreement may be amended with only the written consent of the Company for the sole purpose of including additional subscribers of Series D Preferred Stock as “Investors” pursuant to the Purchase Agreement.

Any amendment or waiver effected in accordance with this Section 4.4 shall be binding upon the Company, the Founders, the Investors, and each of their respective successors and assigns.

4.5 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by email or fax (upon customary confirmation of receipt), or forty-eight (48) hours after being deposited in the mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address or fax number as set forth on the signature page or on Schedule 1 or Schedule 2 hereto, or as subsequently modified by written notice.

4.6 Aggregation of Stock. All shares of capital stock of the Company held or acquired by Affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate. For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or other entity (each a “person”) shall be deemed an “Affiliate” of another person who, directly or indirectly, controls, is controlled by, or is under common control with such person, including, without limitation, any general partner, officer, director or manager of such person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, is under common investment management with, shares the same management or advisory company with, or is otherwise affiliated with such person. Notwithstanding the foregoing:

(a) each Index Affiliate shall be an Affiliate of any other Index Affiliate (for so long as securities of the Company are held by any Index Affiliate); and

(b) each of (i) the Future Fund Board of Guardians, (ii) any person controlling, controlled by, or under common control with, the Future Fund Board of Guardians, (iii) the trustee of a trust in which all or substantially all of the beneficial interests are held directly or indirectly by the Future Fund Board of Guardians or any person controlling, controlled by, or under common control with, the Future Fund Board of Guardians, or (iv) any custodian of any of the foregoing (each a “Permitted Future Fund Transferee”), shall be an Affiliate of the Future Fund Investor and Future Fund Investment Company No.5 Pty Ltd.

4.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this Agreement shall be enforceable in accordance with its terms.

4.8 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with Dutch law, without giving effect to principles of conflicts of law.

4.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

4.10 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.11 Dispute Resolution. Any unresolved controversy or claim arising out of or relating to this Agreement, except as (i) otherwise provided in this Agreement, or (ii) any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in the State of California, County of San Francisco, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with Section 4.8 hereof, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

4.12 Implementation Taking into Account Dutch Law. For the avoidance of doubt, it is understood to all parties that – inter alia – the issuance and transfer of shares in the capital of the Company pursuant to this Agreement, the amendment of the Company’s articles of association and any shareholders resolutions pursuant to this Agreement are mandatorily subject to Dutch law. If the implementation of any provision set forth in this Agreement requires additional or different actions pursuant to Dutch law, the parties shall fully cooperate to implement and give effect to the provisions set forth in this Agreement.

[Signature Page Follows]

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

THE COMPANY:

ELASTICSEARCH GLOBAL B.V.

By:	/s/ Teunis Steven Schuurman
(Signature)

Name:	Teunis Steven Schuurman

Title:	CEO

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

THE INVESTORS:

EXECUTED on behalf of THE

NORTHERN TRUST COMPANY

(ABN 62 126 279 918), a company

incorporated in the State of Illinois in the

United States of America, in its capacity as

custodian for Future Fund Investment

Company No. 5 Pty Ltd, by

Jonathan Carstens

being a person who, in accordance with the

laws of that territory, is acting under the

authority of the company in the presence of:

/s/ Stephen Dyason

Signature of witness

Stephen Dyason

Name of witness (block letters)

Address of witness

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Jonathan Carstens By executing this Agreement the signatory warrants that the signatory is duly authorized to execute this Agreement on behalf of THE NORTHERN TRUST COMPANY

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

THE INVESTORS:

Hexavest S.à.r.l.

By:	/s/ Jean Steffen /s/ Emilie Bordaneil
(Signature)
Name: Jean STEFFEN & Emilie BORDANEIL
Title: Managers

Address: l, Boulevard de la Foire L-1528 Luxembourg

With copies to:
Index Venture Management S.A. 2 rue de Jargonnant 1207 Geneva Switzerland

BENCHMARK CAPITAL PARTNERS VII – Annex, L.P.
as nominee for Benchmark Capital Partners VII –Annex, L.P., Benchmark Founders’ Fund VII-B, L.P.

By: Benchmark Capital Management Co. VII, L.L.C., its general partner

By:	/s/ Steven M. Spurlock
Managing Member

Address: 2965 Woodside Road Woodside, CA 94062

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

THE INVESTORS: NEA 15 OPPORTUNITY FUND, L.P.

By: NEA Partners 15-OF, L.P., its general partner By: NEA Partners 15 GP, LLC, its general partner

By:	/s/ Louis S. Citron

Name:	Louis S. Citron

Title:	Chief Legal Officer

NEW ENTERPRISE ASSOCIATES 14, L.P.

By: NEA Partners 14, L.P., its general partner By: NEA Partners 14 GP, LTD, its general partner

By:	/s/ Louis S. Citron

Name:	Louis S. Citron

Title:	Chief Legal Officer

NEA VENTURES 2014, L.P.

By:	/s/ Louis S. Citron

Name:	Louis S. Citron

Title:	Vice President

FOUNDER:

RODERICK ALBERT JOHNSON

By:	/s/ Roderick Albert Johnson

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

FOUNDER:

CMXI B.V.

By: Intertrust (Netherlands) B.V., its Managing Director

By:	/s/ K.A. Witteveen
Name: K.A. Witteveen
Title: Proxy holder

By:	/s/ Dennis Spierdijk
Name: Dennis Spierdijk
Title: Proxy holder

FOUNDER:

IXII B.V.

By: Intertrust (Netherlands) B.V., its Managing Director

By:	/s/ K.A. Witteveen
Name: K.A. Witteveen
Title: Proxy holder

By:	/s/ Dennis Spierdijk
Name: Dennis Spierdijk
Title: Proxy holder

FOUNDER:

STEVEN SCHUURMAN

/s/ Teunis Steven Schuurman

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

FOUNDER:
NORTHFACE C.V.
By: Stichting Northface Title: General Partner Represented by: Vistra (Amsterdam) B.V.

By:	/s/ M.P.A. Stoop

By: M.P.A. Stoop Title: Proxy Holder A

By:	/s/ L.H.J. van der Donk - Fraats

By: L.H.J. van der Donk - Fraats Title: Proxy Holder B

FOUNDER:

SHAY-SHALOM BANON

/s/ Shay-Shalom Banon

FOUNDER:

URI BONES

/s/ Uri Bones

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first written above.

FOUNDER:

FLONKINGS SEARCH GMBH

By:	/s/ Simon Willnauer

Name:	Simon Willnauer

Title:	CEO

FOUNDER:

SIMON WILLNAUER

/s/ Simon Willnauer

FOUNDER:

THE WHITE FAMILY TRUST, DATED JULY 18, 2016

By:	/s/ [illegible]

Name:	For and behalf of Geneva Management Group (BVI) Ltd.

Title:	Trustee

FOUNDER:

NICHOLAS C. WHITE

/s/ Nicholas C. White

SCHEDULE 1

EXISTING PREFERRED HOLDERS

Name

Benchmark Capital Partners VII, L.P.

Roderick Albert Johnson

Data Collective, LLC

Hexavest Sàrl

SV Angel IV LP

The Board of Trustees of the Leland

Stanford Junior University (DAPER I)

New Enterprise Associates 14, L.P.

NEA Ventures 2014, L.P.

SCHEDULE 2

NEW INVESTORS

Name The Northern Trust Company, in its capacity as custodian for Future Fund Investment Company No. 5 Pty Ltd Benchmark Capital Partners VII, L.P. Hexavest Sàrl NEA 15 Opportunity Fund, L.P.